Exhibit 99.1

Verso Paper Corp. Reports Year-End and Fourth Quarter 2008 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 5, 2009--Verso Paper Corp. (NYSE: VRS) today reported financial results for the three months and year ended December 31, 2008. Highlights for the year ended December 31, 2008 include:

  Net sales increased to $1,766.8 million in 2008 compared to $1,628.8 million in 2007.
  Operating income of $62.0 million in 2008 compared to operating income of $30.0 million in 2007.
  A net loss of $62.8 million, or $1.35 per share, for 2008 compared to a net loss of $111.5 million, or $2.93 per share, for 2007.
  A net loss before items of $15.0 million, or $0.33 per share, compared to a net loss before items of $83.5 million, or $2.19 per share for 2007.
  Adjusted EBITDA of $238.2 million for 2008 compared to Adjusted EBITDA of $181.2 million for 2007. (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

In addition, Verso announced that it has suspended the payment of dividends on its common stock indefinitely and the company has elected to not make a dividend payment for the fourth quarter of 2008. The company will reevaluate the reinstatement of common stock dividends throughout 2009.

Overview

Verso Paper’s results for 2008 reflect an 8.5% increase in net sales as the average sales price per ton for all of its products increased 16.5%. The increase in average sales price per ton was partially offset by a 6.8% decrease in total sales volume reflecting lower coated paper demand in a difficult economic environment, primarily in the latter part of the year. During 2008, gross margin increased to 17.2% from 13.9% in 2007, reflecting the higher average sales prices in 2008.

“During 2008, in spite of lower volumes, we saw prices improve by 17% aided by our supply discipline. This price improvement helped to overcome what was an unprecedented cost increase year-over-year of $163 million for wood, fiber, energy, and raw materials,” said Mike Jackson, President and CEO of Verso. “We also were successful in improving on an already low level of working capital and continued to drive significant savings to our bottom line through our R-GAP continuous cost improvement process. This improvement was made possible by our employees who also set an all-time safety record for our business.”

“As the United States and global economies experience a period of substantial economic distress and uncertainty, demand for coated papers has weakened reflecting contraction in the advertising and print media markets that we supply. This weakened demand is exacerbated by customers’ elevated inventory levels, which were built during a time of price increases during 2008 as well as a reaction to significant permanent capacity reductions during the second half of 2007. Like most manufacturing companies, we have moved to curtail production to match supply with demand to manage working capital and stabilize our business. Accordingly, we took almost 75,000 tons of downtime in fourth quarter 2008, and, as previously announced, intend to take an additional 100,000 tons of downtime during the first half of 2009. On a sequential quarter basis, sales prices dropped less than 1% in fourth quarter 2008, with coated prices remaining flat, reflecting our efforts to sustain our pricing in a difficult economic environment. However, volumes were down 22% sequentially and 27% compared to fourth quarter 2007. We have prepared ourselves for a challenging 2009 and have taken appropriate actions, including salary freezes, SG&A reductions, workforce planning improvements, and new product opportunities. Nonetheless, we expect first quarter 2009 earnings to be sequentially down from fourth quarter 2008 levels.”

Mr. Jackson concluded, “The economy will reset and marketers are aggressively rethinking their media mix. We believe many are seeing that print on paper can improve their reach and sales. Once inventory levels are normalized and the economy stabilizes, coated demand should improve. Until that time, Verso will continue to make decisions that will allow us to manage through these challenging times, while positioning our company for the future.”

Verso reported a net loss of $62.8 million, or $1.35 per share, in 2008 which included $47.8 million of charges ($1.02 per share) primarily related to the Company’s initial public offering and the acquisition of its business from International Paper Company in 2006 (the “Acquisition”). Verso had a net loss of $111.5 million, or $2.93 per share, in 2007, which included $28.0 million of charges ($0.74 per share) related to the Acquisition. Operating income was $62.0 million in 2008, compared to $30.0 million in 2007.

For the fourth quarter of 2008, Verso reported a net loss of $33.6 million, or $0.64 per share, compared to a net loss of $8.1 million, or $0.21 per share, for the same period in 2007. Net sales were $375.9 million in the fourth quarter of 2008 compared to $445.8 million for the comparable period in 2007. For the fourth quarter of 2008, Verso had an operating loss of $4.3 million compared to operating income of $28.1 million for the fourth quarter of 2007. Adjusted EBITDA was $31.9 million for the fourth quarter of 2008 compared to $64.7 million for the fourth quarter of 2007. During the fourth quarter, gross margin dropped to 13.6% from 17.7% in 2007. The compression in gross margin reflects increased input prices for key direct expenses and $15.8 million of unabsorbed costs resulting from the downtime taken in the fourth quarter of 2008.

Summary Results Results of Operations – Comparison of 2008 to 2007

	Year Ended	Year Ended
	December 31,	December 31,
(In thousands of U.S. dollars)	2008	2007

Net sales	$1,766,813	$1,628,753

Costs and expenses:
Cost of products sold - exclusive of depreciation, amortization, and depletion	1,463,169	1,403,013
Depreciation, amortization, and depletion	134,458	123,217
Selling, general and administrative expenses	79,744	53,159
Restructuring and other charges	27,416	19,395

Operating income	62,026	29,969

Interest income	(770)	(1,544)
Interest expense	125,622	142,976

Net loss	$(62,826)	$(111,463)

Net Sales. Net sales grew 8.5% to $1,766.8 million in 2008 from $1,628.8 million in 2007. The growth was the result of a 16.5% increase in the average sales price per ton for all products in 2008. This increase was partially offset by a 6.8% decrease in total sales volume, reflecting lower coated paper demand in a difficult economic environment, particularly in the second half of the year.

Net sales for the coated and supercalendered papers segment were $1,575.0 million in 2008, compared to $1,443.2 million in 2007, an increase of 9.1%. The improvement reflects a 17.2% increase in average paper sales price which was partially offset by a 6.9% decrease in paper sales volume for 2008.

Net sales for the hardwood market pulp segment were relatively stable at $146.4 million in 2008, compared to $148.0 million in 2007. During 2008, a 9.3% decrease in pulp sales volume was largely offset by a 9.1% increase in our average pulp sales price.

Net sales for the other segment increased 20.7% to $45.4 million in 2008, from $37.6 million in 2007. This increase reflects an 11.4% increase in average sales price combined with an 8.4% increase in sales volume compared to 2007.

Cost of sales. Cost of sales was $1,597.7 million in 2008 compared to $1,526.2 million in 2007, an increase of 4.7%, primarily driven by higher input costs. Gross margin, excluding depreciation, amortization, and depletion, was 17.2% for 2008, compared to 13.9% for 2007, reflecting the higher average sales price in 2008. Depreciation, amortization, and depletion expense was $134.5 million in 2008 compared to $123.2 million in 2007.

Interest expense. Interest expense was $125.6 million in 2008 compared to $143.0 million in 2007. In May 2008, $152.1 million of outstanding debt was repaid with a portion of the IPO proceeds. Interest expense in 2008 includes a $1.4 million prepayment penalty and $3.6 million from the write-off of debt issuance costs related to the repaid debt. The net decrease in interest expense was due to the reduction in aggregate indebtedness and lower interest rates on floating rate debt in 2008.

Results of Operations – Comparison of the Fourth Quarter of 2008 to the Fourth Quarter of 2007

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
(In thousands of U.S. dollars)	2008	2007

Net sales	$375,881	$445,797

Costs and expenses:
Cost of products sold - exclusive of depreciation, amortization, and depletion	324,547	367,101
Depreciation, amortization, and depletion	33,802	32,551
Selling, general and administrative expenses	20,906	15,111
Restructuring and other charges	863	2,912

Operating income	(4,237)	28,122

Interest income	(312)	(211)
Interest expense	29,638	36,383

Net loss	$(33,563)	$(8,050)

Net Sales. Net sales for the fourth quarter of 2008 decreased 15.7% to $375.9 million from $445.8 million in the fourth quarter of 2007, as total sales volume dropped 26.7%, reflecting lower coated paper demand in a difficult economic environment. The decline in sales volume was partially offset by a 15.1% increase in average sales price per ton for all products compared to fourth quarter 2007.

Net sales for the coated and supercalendered papers segment decreased 15.4% to $335.2 million in the fourth quarter of 2008 from $396.1 million in the fourth quarter of 2007. The decrease reflects a 27.7% drop in paper sales volume for the fourth quarter of 2008 while our average paper sales price rose 17.0% compared to the same period last year.

Net sales for the hardwood market pulp segment fell 31.6% to $27.5 million in the fourth quarter of 2008 from $40.3 million for the same period in 2007. This decrease was due to a 30.0% decline in pulp sales volume, reflecting the market downtime being taken by customers, primarily other paper manufacturers, combined with a 2.4% decrease in average pulp sales price compared to the fourth quarter of 2007.

Net sales for the other segment increased 40.0% to $13.2 million in the fourth quarter of 2008 from $9.4 million last year. Sales volume increased 32.3% primarily due to the introduction of new ultra-lightweight specialty papers. In addition, average sales price increased 5.8% compared to the same period last year.

Cost of sales. Cost of sales decreased 10.3% to $358.4 million from $399.6 million in the fourth quarter of 2007 due to lower sales volume, offset by higher input costs and $15.8 million of unabsorbed costs resulting from the downtime taken in the fourth quarter of 2008. Gross margin, excluding depreciation, amortization, and depletion, was 13.6% for the fourth quarter of 2008, compared to 17.7% for the fourth quarter of 2007. Depreciation, amortization, and depletion expense was $33.8 million in the fourth quarter of 2008, compared to $32.5 million in the fourth quarter of 2007.

Interest expense. Interest expense for the fourth quarter of 2008 was $29.6 million compared to $36.4 million for the same period in 2007. The decline in interest expense was due to a reduction in aggregate indebtedness and lower interest rates on floating rate debt compared to 2007.

Reconciliation of Net Income to Adjusted EBITDA

Certain covenants contained in the credit agreement governing our subsidiaries’ senior secured credit facilities and the indentures governing their outstanding notes (i) require the maintenance of a total net first lien secured debt to Adjusted EBITDA (as defined below) ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges (as defined below) and net senior secured debt to Adjusted EBITDA ratios. The most restrictive of these covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0 : 1.0. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

Fixed Charges, or cash interest expense, represents interest expense excluding the amortization or write-off of deferred financing costs. EBITDA consists of earnings before interest, taxes depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate our compliance with our financial covenants and assess our ability to incur additional indebtedness in the future. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented.

	Year	Year	Three Months	Three Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
(in millions of U.S. dollars)	2008	2007	2008	2007
Net income (loss)	($62.8)	$(111.5)	$(33.6)	$(8.1)
Interest expense, net	124.8	141.5	29.3	36.2
Depreciation, amortization, and depletion	134.5	123.2	33.8	32.5
EBITDA	$196.5	$153.2	$29.5	$60.6
Adjustments to EBITDA
Restructuring, severance and other (1)	27.4	19.4	0.9	2.9
Non-cash compensation/benefits (2)	11.2	0.6	0.1	0.1
Other items, net (3)	3.1	8.0	1.4	1.1
Adjusted EBITDA	$238.2	$181.2	$31.9	$64.7

As adjusted cash interest expense (4)	$109.9
Adjusted EBITDA to cash interest expense	2.2

(1)	Restructuring includes transition and other non-recurring costs associated with the Acquisition as per our financial statements.
(2)	Represents amortization of non-cash incentive compensation.
(3)	Represents earnings adjustments for legal and consulting fees, and other miscellaneous non-recurring items.
(4)	As adjusted cash interest expense reflects a decrease in cash interest expense for the twelve months ended December 31, 2008 equal to $7.2 million as a result of the repayment of $138.0 million of the senior unsecured term loan facility of our subsidiary, Verso Paper Finance Holdings LLC, and the repayment of the outstanding $4.1 million under the revolving credit facility and $10.0 million senior secured term loan of our subsidiary, Verso Fiber Farm LLC, as if the repayment were consummated on January 1, 2008. Cash interest expense represents gross interest expense related to the debt, excluding amortization of debt issuance costs.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Verso’s management may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, economic factors such as an interruption in the supply of or increased pricing of raw materials, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s Web site at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss fourth quarter and year-end results. Analysts and investors may participate in the live conference call by dialing 913-981-5507 or, within the U.S. and Canada only, 888-600-4871, access code 1704077. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials, as well as this release and the fourth quarter results, will be made available on Verso’s web site at www.versopaper.com by clicking on the link to Investor Relations Overview or at www.videonewswire.com/event.asp?id=55791.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 1704077. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available until noon (Eastern Time) on March 19, 2009. The replay will also be available on Verso’s web site for 90 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com